Exhibit 5.1

OPINION OF LEGAL COUNSEL

[Armstrong, Teasdale, Schlafly & Davis letterhead]

October 8, 1998

HitCom Corporation
700 North Second Street
Third Floor
St. Louis, MO 63102

Re: Registration on Form S-8 of 750,000 Shares of Common Stock for Issuance Pursuant to the HitCom Corporation Non-Qualified Stock Option Plan


Gentlemen:

In connection with the registration with the Securities and Exchange Commission of 750,000 shares of common stock, $0.004 par value per share (the "Shares"), of HitCom Corporation (the "Company"), you have requested that we furnish you with our opinion as to the legality of the issuance of the Shares in connection with the HitCom Corporation Non-Qualified Stock Option Plan (the "Plan").

We have participated in the preparation of the Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the "Registration Statement"), with respect to the Shares. We have examined and are familiar with the Company's Certificate of Incorporation, bylaws, corporate proceedings, the Registration Statement, the Plan and such other documents and records as we have deemed necessary for purposes of this opinion.

Based upon the foregoing, we are of the opinion that the Shares have been duly and validly authorized and will, when issued as contemplated in the Plan, be legally issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration
Statement.

Very truly yours,



/s/ARMSTRONG, TEASDALE, SCHLAFLY & DAVIS